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                                                                    EXHIBIT 10.3

                                  CONFIDENTIAL
                        PROFESSIONAL SERVICES AGREEMENT

      This PROFESSIONAL SERVICES AGREEMENT (the "Agreement") is made this 1(st) day of June 1999 between PROTEGE SOFTWARE LIMITED, whose principal place of business is Kinetic Centre, Theobald Street, Borehamwood, Hertfordshire WD6 4PJ (the "Contractor") and DELANO TECHNOLOGY CORPORATION 40 West Wilmot Street, Richmond Hill, Ontario, L4B 1H8, Canada, (the "Client Company") who agree as follows:

1.   TERM

     The term of this Agreement shall begin on the date set out above (the "Effective Date") and shall end when this Agreement is terminated in accordance with Clause 7.

2.   PROFESSIONAL SERVICES

     (a) The Contractor agrees to act as General Manager for the Client Company and to perform the professional services specified in Schedule A, as modified from time to time by mutual agreement of the parties (the "Professional Services").

     (b) The Contractor shall in all cases act in a professional manner and shall perform the Professional Services in a manner which conforms to the standards, specifications and other reasonable requirements agreed between the parties.

     (c) The Contractor agrees to submit monthly progress reports to the Client Company.

     (d) The Contractor shall report to John Foresi or, in his absence, Deric Moilliet, who shall act as the authorised liaison point on behalf of the Client Company.

     (e) The Contractor shall be entitled to attend such executive meetings of the Client Company as the Client Company CEO deems appropriate, (telephonically at the expense of the Client Company, or in person at the expense of Contractor, unless Client Company CEO has specifically required the Contractor to attend in person).

3.   CONTRACTOR'S REWARD

     The Client Company shall reward the Contractor for performing the Professional Services in accordance with the provisions of Schedule B.

4.   FINANCING OF SUBSIDIARY

     The Client Company shall transfer in cleared funds to the Subsidiary (as defined in Schedule A) or (as the case may be) any Other Entities (as defined in Schedule A) within seven (7) days after the end of each calendar month an amount equal to one hundred per cent (100%) of all costs reasonably incurred by the Subsidiary and such Other Entities, which have either been approved by the Client Company within the agreed Contractor Business Plan (as defined below) or otherwise agreed to by the Client Company and in accordance with procedures approved by Client Company CEO or CFO. The Client Company can alter the Contractor Business Plan after consultation with the Contractor and after reasonable notice. The Contractor will keep records of, and receipts for, all costs incurred by the Subsidiary and such Other Entities and will provide copies of such records to the Client Company upon reasonable request.
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5.   PROPRIETARY INFORMATION

     (a) The Client Company acknowledges that any business plan and related documentation which it receives from the Contractor as part of the Professional Services ("Contractor Business Plan") will be based on Proprietary Information (defined below) of the Contractor and may also include Proprietary Information provided by the Client Company. The Client Company undertakes not to use or disclose the Proprietary Information in the Contractor Business Plan save as expressly permitted by the Contractor or by this section 5. The Client Company also acknowledges that the Contractor may use or disclose any materials or techniques included in the Contractor Business Plan (other than Proprietary Information provided by, or created by Contractor specifically for, the Client Company), without reference to the Client Company.

     (b) Each party acknowledges that it may be furnished with or may otherwise receive or have access to confidential or proprietary information which belongs to or relates to the other party's business, including (without limitation) past, present or future business plans, marketing plans, products, software, research, development, inventions, processes, techniques, design or other technical information and data (the "Proprietary Information"). Each party further acknowledges that all intellectual property rights residing in the other party's Proprietary Information are and will remain the exclusive property of the other party.

     (c) Each party agrees to preserve and protect the confidentiality of the other party's Proprietary Information and all forms thereof, whether disclosed to it before this Agreement is signed or afterwards. In addition, each party agrees that it shall not disclose or disseminate the other party's Proprietary Information to any third party and shall not use such Proprietary Information for its own benefit or for the benefit of any third party (other than in furtherance of the goals of the party to whom the Proprietary Information belongs or relates).

     (d) The foregoing obligations shall not apply to any information which the recipient can prove:

          (i) is previously publicly known at the time of receipt from the other party or which subsequently becomes publicly known through no act or fault of the recipient;

          (ii) was given to it by a third party not under any obligation to maintain its confidentiality; or

          (iii) was independently developed by it without resort to the Proprietary Information of the other party.

     (e) Within 30 days after the termination of this Agreement or such other period as the parties may agree, each party shall return to the other all materials embodying the Proprietary Information of the other in its possession or control (including in the case of the Client Company, the Contractor Business Plan) and shall confirm that all copies of such materials have been permanently deleted from its computer systems.

     (f) Contractor shall not compete against Client Company, nor shall it act on behalf of a direct competitor of Client Company, listed in Schedule D from time to time, during the term, and for 6 months thereafter. Client Company may at its discretion, but only acting reasonably and in good faith, add additional names to Schedule D. Contractor agrees to act reasonably and in good faith not to pursue any potential client which it believes is a direct competitor of Client Company, and to consult with Client Company in situations where it is in doubt.

     (g)  This Clause 5 shall survive the termination of the Agreement.

6.   WARRANTIES AND COVENANTS

     (a)  The Contractor warrants and covenants that:

          (i) it is able to perform the Professional Services specified in Schedule A, and that doing so will not breach any other obligation by which it is bound, legislative, contractual, in tort or otherwise;
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          (ii)  it shall not infringe any intellectual property right, or trade secret of any third party in the performance of its obligations hereunder;

          (iii) any information or materials it discloses to the Client Company shall not in any way be based upon any confidential or proprietary information derived from any source other than the Contractor or the Client Company, unless the Contractor is specifically authorised in writing by such source to use such proprietary information;

          (iv) if the Client Company incurs any liability or expense as a result of any warranty which the Contractor makes in this Agreement not being true, the Contractor shall indemnify the Client Company and hold it harmless against all such liability or expense, including reasonable attorney/solicitor fees, provided that the Client Company notifies the Contractor of the claim and co-operates with the Contractor in defending it against the claim. Each party shall notify the other if it ever becomes aware of any such claim; and

          (v) it shall perform the Professional Services in a professional manner.

     (b)  The Client Company warrants and covenants that:

          (i) it is entitled to appoint the Contractor to perform the Professional Services in the Territory (as defined in Schedule
                C);

          (ii) any information or materials it discloses to the Contractor shall not in any way be based upon any confidential or proprietary information derived from any source other than the Contractor or the Client Company, unless the Client Company is specifically authorised in writing by such source to use such proprietary information;

          (iii) it will not infringe any intellectual property right or trade secret of any third party in the performance of its obligations or the provision of information to the Contractor hereunder;

          (iv) if the Contractor incurs any liability or expense as a result of any warranty which the Client Company makes in this Agreement not being true, the Client Company shall indemnify the Contractor and hold it harmless against all such liability or expense, including reasonable attorney/solicitor fees, provided that the Contractor notifies the Client Company of the claim and co-operates with the Client Company in defending it against the claim. Each party shall notify the other if it ever becomes aware of any such claim; and

          (v) it will sell its products and services in the Territory only through the Subsidiary, except for sales leads primarily generated and developed outside the Territory.

     (c)  The Client Company undertakes with the Contractor that:

          (i) it will provide prompt and clear instructions to the Contractor in response to prompt and clear requests for information or instruction from the Contractor in relation to the Professional Services;

          (ii) it shall procure that the Subsidiary and all Other Entities meet in full all their debts as they fall due and the Client Company acknowledges that any failure to do so will adversely affect the goodwill of the Contractor;

          (iii) other than claims arising out of the negligence or misconduct of the Contractor, it will indemnify the Contractor and hold it harmless against any liability or expense suffered or incurred by the Contractor, including reasonable attorney/solicitor fees, as a result of any claim against the Contractor that any product supplied by the Subsidiary, any Other Entity or the Client Company infringes the intellectual property rights or trade secrets of any third party or suffers from a design or manufacturing defect or is defective, dangerous or otherwise faulty;

          (iv) other than claims arising out of the negligence or misconduct of the Contractor, it will indemnify the Contractor (for itself and on behalf of its employees) and hold it harmless
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                against any liability or expense suffered or incurred by the
                Contractor or any of its employees, including reasonable attorney/solicitor fees, in respect of the debts or liabilities of the Client Company or any of its subsidiaries or associated companies, including the Subsidiary and any Other Entities;

          (v) it shall procure that the Subsidiary will obtain Directors' Liability Insurance commensurate with the Directors' Liability Insurance provided to directors of its other wholly owned subsidiaries, as soon as practicable after the Subsidiary has been incorporated.

          (vi) it shall procure that a minimum of LS50,000 will be retained in the Subsidiary's UK bank account and that L87,500 will be transferred to the Subsidiary's UK bank account immediately following execution by the Client Company of this Agreement, and thereafter that the Subsidiary be funded in accordance with reasonable commercial practice.

7.   TERMINATION AND RENEWAL

     (a) The initial term of this Agreement shall be for an 18 month period from the Effective Date (the "Initial Term").

     (b) This Agreement shall automatically continue, following the expiry of the Initial Term, for subsequent periods of 12 months each ("Renewal Terms"), unless terminated as set out below.

     (c)  This Agreement may be terminated by either party, as follows:

          (i) without cause, on giving 3 months' written notice to the other, such notice:

                (aa) to expire at the end of the Initial Term; or

                (bb) to expire at the end of any Renewal Term

          (ii) during the Initial Term or any Renewal Term, if the other party has committed any material breach of the terms of this Agreement, in which case the following provisions shall apply:

                (aa) if such breach is incapable of being cured, then the
                     non-defaulting party shall be entitled to terminate this Agreement forthwith by giving written notice to that effect to the other party;

                (bb) if such breach is capable of being cured, the
                     non-defaulting party shall give to the other written notice of the event or circumstances representing such breach together with a demand that such breach be cured immediately; and

                (cc) if the breach has not been cured (or other arrangements satisfactory to the non-defaulting party have not been agreed to) within 30 days from the date of the notice delivered under paragraph (bb) above, then the non-defaulting party shall be entitled to terminate this Agreement forthwith by giving to the other a second written notice to that effect.

     (d) This Agreement may be terminated by the Contractor with immediate effect and on written notice, if proceedings are commenced for the liquidation or winding up of the Client Company or the Subsidiary.

     (e) This Agreement may be terminated by the Client Company with immediate effect and on written notice, if proceedings are commenced for the liquidation or winding up of the Contractor.

     (f) This Agreement may be terminated by the Contractor on giving 3 months' notice if a third party obtains control of the Client Company (and for these purposes, control of the Client Company means the holding of shares conferring in aggregate 50% or more of the total voting rights conferred by all the shares in the capital of the Client Company for the time being in issue and conferring the right to vote on all resolutions passed at all general meetings).
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     (g)  This Agreement may be terminated by the Client Company on giving 3 months' notice if a third party obtains control of the Contractor (and for these purposes, control of the Contractor means the holding of shares conferring in aggregate 50% or more of the total voting rights conferred by all the shares in the capital of the Contractor for the time being in issue and conferring the right to vote on all resolutions passed at all general meetings).

     (h) Termination of this Agreement pursuant to this Clause 7 shall be without prejudice to the accrued rights and remedies of either party prior to such termination, including by way of example, but without limitation, the Contractor's rights to payments in accordance with Schedule B.

8.   SET OFF

     Where the Client Company, the Subsidiary or any Other Entity owes any sums to the Contractor, or vice -- versa, whether contractual or non-contractual and whether liquidated or unliquidated, the party owed shall have the right to set-off any amounts in its possession or control payable to the other(s), against the sums which are owed to the setting off party.

9.   LIMITATION OF LIABILITY

     REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT WILL EITHER PARTY OR ANY MEMBER OF THE GROUP, OR LICENSORS TO IT OF ANY THIRD PARTY SOFTWARE OR DATA EMBEDDED IN THE DELANO SYSTEM, BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR SIMILAR DAMAGES, INCLUDING ANY LOST PROFITS OR LOST DATA ARISING OUT OF THE USE OR INABILITY TO USE THE SYSTEM, EVEN IF THE CLAIMED AGAINST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY. IN NO CASE SHALL A PARTY'S LIABILITY EXCEED US$100,000.

10.  MISCELLANEOUS

     (a) The laws of Ontario and Canada shall govern this Agreement (excepting their choice of law provisions) and the parties hereby submit to the exclusive jurisdiction of the Ontario courts, in Toronto.

     (b) This Agreement, including the Schedules attached hereto, comprises the entire agreement between the parties. Any amendment to this Agreement must be made in writing and signed by both the Client Company and the Contractor.

     (c) If any provision of this Agreement shall be deemed by a court to be too broad, the court is hereby authorised to limit any scope, duration or area of applicability, or all of them, so such provision is no longer overly broad and to enforce the same as so limited. Subject to the prior sentence, if any part of this Agreement is held unenforceable for any reason, such unenforceability shall void only such part and shall not render unenforceable any other part of this Agreement.

     (d) Either party's waiver of a default by the other does not constitute a waiver of future or other defaults.

     (e) Neither party shall, save with the consent of the other party (which such consent shall, in the case of the Contractor, in respect of the general manager (GM) employed by the Contractor to manage the Subsidiary and Other Entities be given on the terms set out below), during the term of this Agreement or for a period of 12 months after its termination, hire or solicit for employment or for the provision of services, any employee of the other party, or any employee of any member of the other party's Group.
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          The Client Company shall not, save with the consent of the Contractor during the term of this Agreement or for a period of 12 months after its termination, hire or solicit for employment or for the provision of services, any employee of the Contractor's customers who are bound by a reciprocal clause in favour of Client Company and its Subsidiary.

          The Client Company shall not without the express written consent of the Contractor commence dialogue with or initiate solicitation of the GM in any form whether verbally, electronically or in writing regarding the engagement of the GM for employment or for the provision of services. If after such consent has been given by the Contractor in accordance with this clause and if the Client Company or any member of its Group does engage the GM for employment or for the provision of services, the Client Company pays to the Contractor upon the commencement of such engagement a sum equal to the guaranteed minimum pre-tax salary and bonus (excluding options) which the Client Company or any member of its Group has agreed to pay to the GM during the first year of the GM's engagement with the Client Company or any member of its Group. The provisions of this clause 10(e) shall survive termination of this Agreement.

     (f) The Contractor shall not assign its rights or obligations under this Agreement unless it first obtains the prior written agreement of the Client Company.

     (g) Any notice or other communication required or permitted to be given by this Agreement shall be in writing and shall be effectively given if delivered personally, by facsimile confirmed received, or by registered mail to the relevant party at its address set out below.

     Dated at           this      day of           1999

---------------------------------------------------------

duly authorised for and on behalf of

DELANO TECHNOLOGY CORPORATION
40 West Wilmot Street,
Richmond Hill, Ontario, L4B 1H8, Canada

     Dated at           this      day of           1999

---------------------------------------------------------

duly authorised for and on behalf of

PROTEGE SOFTWARE LIMITED
of Kinetic Centre, Theobald Street,
Borehamwood, Hertfordshire WD6 4PJ
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                                   SCHEDULE A

                                WORK ASSIGNMENT

      During the term of this Agreement, the Contractor shall perform the following professional services in the Territory.

A.  CLIENT COMPANY SUBSIDIARY

      The Contractor shall:

     (a)  incorporate, or otherwise set up, a wholly owned subsidiary of the
          Client Company (subject to local approval) to be called           (the
          "Subsidiary");

     (b) incorporate, or otherwise set up, such other corporations or entities as the Client Company and Contractor agree to establish in the Territory from time to time ("Other Entities").

B.  ANALYSIS, RECOMMENDATIONS AND IMPLEMENTATION

     The Contractor shall carry out analysis and make recommendations relating to:

     -  marketing positioning

     -  presentation

     -  technical support

     -  competitiveness

     -  localisation

     The Contractor shall implement its approved recommendations for:

     -  sales

     -  marketing

     -  technical support

     -  production

     -  finance and administration

     all for operations in the Territory, as more particularly set out in the annual business plans (including budgets) of the Client Company, as such plans and budgets relate to its operations implemented directly or through the Subsidiary and/or Other Entities.

     The business plan and budgets shall be mutually agreed by the Contractor and Client Company.

C.   SCOPE OF ACTIVITIES

     The establishment of an organisation for the Territory, to complement the current resources, technology and economic considerations of the Client Company, and the circumstances that prevail in the Territory, so that through the Subsidiary and Other Entities, the Client Company may professionally provide the following:

     (a)  solicitation of sales orders generating Net Revenue;

     (b) provision of support for the Client Company's distributors and dealers in the Territory;

     (c) co-ordination of product and warranty service between the Subsidiary and such other affiliated or third party, arms length corporations or entities, and licensees and distributors/VARs etc. of the Client Company's products (including Other Entities), located in the Territory;

     (d)  provision of product technical support services;
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     (e)  the conducting of periodic training courses and seminars regarding applications and operations of the products in major marketing centres located in the Territory for the benefit of distributors and dealers etc.;

     (f)  development of business plans for the Territory;

     (g) management and co-ordination of the implementation of the Client Company's marketing strategy in the Territory (for the products of the Client Company handled by the Contractor);

     (h)  localisation of products;

     (i) set up of systems (such as accounting, legal and human resources consistent with those set-up by the Client Company) and for these purposes the Contractor shall assist the Subsidiary (and other related entities as agreed at the Client Company's request) with implementation and administration of all general, administrative and financial systems as requested by the Client Company; and

     (j) administration of the "Market Development Fund" specified in the budget approved by the Client Company related to customers in the Territory (for products of the Client Company).

D.   SOLICITATION OF CONTRACTS

     (a) The Subsidiary and any Other Entities shall solicit orders for product only at such current prices as may be periodically established in writing by the Client Company and notified to the Contractor.

     (b) All orders solicited by the Subsidiary or Other Entities from customers in the Territory are subject to acceptance or rejection based on agreed authorisation procedures.

     (c) The Contractor agrees to despatch all inquiries received by it, applicable to the Client Company or the products of the Client Company, from points or sources outside the Territory promptly to the Client Company for attention and handling.

     (d) All invoices in connection with sales to customers in the Territory shall be rendered by the Subsidiary or (as the case may be) Other Entities to such customers. It is expressly understood that full power by and such authority for all collections rests with the Subsidiary or (as the case may be) Other Entities and the Client Company, which exercise complete control over the approval of all customers' credit, orders, and contracts. The Contractor agrees to protect the Subsidiary or (as the case may be) Other Entities and the Client Company, as far as is reasonable, by reporting adverse credit information of which it is aware with respect to customers of the Subsidiary or (as the case may be) Other Entities in the Territory.

                                   SCHEDULE B

                              CONTRACTOR'S REWARD

1.   GENERAL

     Without prejudice to either party's liabilities to the other for all sums payable pursuant to this Agreement, the Contractor shall be entitled to invoice the Subsidiary or (as the case may be) Other Entities in respect of any sums payable by the Client Company to the Contractor pursuant to this Agreement and to deduct such sums from any funds held by the Subsidiary or (as the case may be) Other Entities in satisfaction of such invoices.

     All sums due to the Contractor from the Client Company pursuant to this Agreement shall be paid in UK pounds sterling and all sums payable to the Contractor by the Client Company pursuant to this Agreement are quoted (unless the contrary is stated) exclusive of VAT.

2.   NET REVENUE

     In this Schedule, Net Revenue means:

     (a) invoiced gross revenue of the Subsidiary and Other Entities from sales and/or licenses of product and services in the Territory (net of returns, allowances, credits, discounts (based on volume or otherwise) and net of actual bad debts and net of fees generated in connection with Mark VII); and

     (b) 15% of invoiced gross revenue of the Client Company and any other member of its Group (other than the Subsidiary and Other Entities) from sales and/or licences of products and services within the territory (net of returns, allowances, credits, discounts (based on volume or otherwise) and net of actual bad debts).

     In all cases invoiced gross revenue means the value of invoices without reduction for any deferred revenue which may not be treated as recognisable income by the Client Company or the Subsidiary.

3.   MANAGEMENT FEE

     The Client Company shall pay the Contractor a management fee of L125,000 per annum. The management fee shall be payable quarterly in advance, the first such instalment being due on the Effective Date, with each subsequent instalment being due quarterly thereafter.

4.   PROTEGE FINANCIAL SERVICES FEE

     The Client Company shall pay to the Contractor a fee, calculated as set out below, for the provision and/or co-ordination of Financial Services functions (the "Financial Services Fee"). Such Financial Services functions shall provide back office administration services, including, but not necessarily limited to:

     (a) ensuring that the Subsidiary and any Other Entities are properly incorporated;

     (b) providing persons to act as directors, company secretary and (if required) other officers of the Subsidiary and any Other Entities;

     (c) providing and/or co-ordinating facilities management, banking facilities, VAT management, accounts receivable, accounts payable and cash management, purchase orders, all financial reporting (including integration with the Client Company's financial systems), Government reporting requirements, payroll functions, income tax reporting and tax returns for the Subsidiary and any Other Entities; and

     (d) providing day-to-day Human Resources management in connection with the hiring and personnel management requirements of the Subsidiary and any Other Entities.

     The Financial Services Fee will be charged at the rate of L5,500 per month until the Subsidiary and Other Entities are employing 5 staff. Once the number of employees has reached 5 the Financial Services Fee shall be increased to L6,000 per month to reflect the increased Human Resources management costs. An additional Financial Services Fee of L1,750 per month shall be charged for each additional country in the Territory (other than the United Kingdom) in which the Client Company instructs the Contractor to establish an office or Other Entity. The Financial Services Fee will be invoiced on the last day of each calendar month and shall be payable seven days thereafter.

5.   CORPORATE BONUS

     (a) The Contractor shall be entitled to an annual corporate bonus from the Client Company (the "Corporate Bonus"), calculated and payable in accordance with the following provisions of this paragraph 5.

     (b) Subject to paragraphs (c), (d) and (e), the Corporate Bonus shall be the sum which is 15 per cent. of Net Revenue during:

          (i) the 12 month period from the Effective Date until the first anniversary of the Effective Date (the "First Period");

          (ii) the 6 month period from the end of the first Period (the "Second Period") and

          (iii) each 12 month period from the end of the Second Period until the next anniversary thereof (the subsequent "Periods"),

          and the Corporate Bonus shall be invoiced at the end of each Period in arrears and paid by the Client Company 60 days after the end of each relevant Period. The Client Company hereby agrees to notify the Contractor of any dispute in the amount invoiced within a reasonable period of time.

          The Contractor shall have the option of converting part or all the Corporate Bonus in respect of the First Period into shares of common stock in the Client Company and up to 50% of the Corporate Bonus in respect of the Second Period into shares of common stock in the Client Company on the conditions set out below. The Contractor shall notify the Client Company of its intention to exercise this option when the Corporate Bonus is due to be paid.

          -- If the Contractor decides to have part or all of the Corporate
             Bonus for the First Period converted into shares of common stock, the amount of the Corporate Bonus for the First Period satisfied in this way shall be established by the Client Company's Series C round of financing of US$3.55 per share provided that the number of shares issued by the Client Company to the Contractor in respect of the First Period shall not exceed a maximum of 100,000 shares of common stock.

          If the Contractor decides to have part or all of the Corporate Bonus for the Second Period converted into shares of common stock, the amount of the Corporate Bonus for the Second Period satisfied in this way shall be established by the Client Company's then most recent round of financing if it is private (and a round of financing has occurred subsequent to the June, 1999 round), the then current fair market value strike price for options being granted to employees (if no round of financing has occurred subsequent to the June, 1999 round), or the average trading price for the Client Company shares for the ten trading days prior to June 1, 2000, provided that the number of shares issued by the Client Company to the Contractor in respect of the Second Period shall not exceed a maximum of 50,000 shares of common stock in respect of each period and that a maximum of 50% of the total Corporate Bonus for the Second Period may be so converted.

          If the length of any Period is less than 12 months in the case of the First Period, or 6 months in the case of the Second Period, then the maximum number of shares that can be issued under this clause shall be reduced proportionately.

          There shall be no additional conversion rights.

     (c) If, prior to the end of any Period, this Agreement is terminated pursuant to Clause 7 "Termination and Renewal", in such case a "triggering event", then the Contractor shall be entitled (but not obliged) to require the Corporate Bonus to be calculated and paid by the Client Company within 60 days after the triggering event. In such circumstances, the Corporate Bonus shall be the sum which is 15 per cent. of Average Net Revenue.

          Average Net Revenue shall be the product of:

          (i) calculating the average Net Revenue for each completed calendar month between the start of the relevant Period and the date of the triggering event (the "Monthly Average"); and

          (ii)  multiplying the Monthly Average by twelve.

     (d)  If:

          (i) Net Revenue during any Period amounts to less than 10 per cent. of World-wide Revenue during that Period; or

          (ii) (in the circumstances specified in paragraph 5(c) above), Average Net Revenue calculated for the purposes of any incomplete Period amounts to less than 10 per cent. of World-wide Revenue (such World-wide Revenue to be calculated in the same way, mutatis mutandis, as Average Net Revenue for that incomplete Period), then the Bonus for that Period or incomplete Period (as the case may be) shall be reduced proportionately.

                For example, if Net Revenue during any Period amounts to 8 per cent. of World-wide Revenue during that Period, then the percentage of Net Revenue which is payable as the Bonus shall be reduced as follows:

                15 - ((2)/(10) x 15)

     (e)  If:

          (i) Net Revenue during any Period amounts to more than 25 per cent. of World-wide Revenue during that Period; or

          (ii) (in the circumstances specified in paragraph 5(c) above), Average Net Revenue calculated for the purposes of any incomplete Period amounts to more than 25 per cent. of World-wide Revenue (such World-wide Revenue to be calculated in the same way, mutatis mutandis, as Average Net Revenue for that incomplete Period), then the Bonus for that Period or incomplete Period (as the case may be) shall be increased proportionately.

                For example, if Net Revenue during the relevant Period amounts to 30 per cent. of World-wide Revenue during that Period, then the percentage of Net Revenue which is payable as the Bonus shall be increased as follows:

                15 + ((5)/(25) x 15)

6.   TRANSITION, CHANGE OF CONTROL OR CLOSURE OF THE SUBSIDIARY

     The Contractor shall be entitled to a fee of L8,000 on completion of the Initial Term if this Agreement is not renewed by Client Company (or at the end of a Renewal Term if this Agreement is not further renewed by Client Company). This fee shall be for the provision of the Financial Services support in the transition of the Subsidiary and any Other Entities from the Contractor to a stand-alone basis. The services included in this fee include the hand-over of accounting information to the new management of the Subsidiary and the management of employment issues such as relocation of staff to new premises. In addition, the Contractor shall liase with the Subsidiary's (and any Other Entities) recruitment agents for the employment of administrative staff for the Subsidiary. This fee is not payable in the event of termination by Client Company of the Agreement for cause.

     In the event of the closure of the Subsidiary (or any Other Entity) during the term or any renewal term, the Contractor shall be entitled to a fee of L12,000, payable immediately. This fee is for the provision of Financial Services support in order to ensure an orderly closure of the Subsidiary (and any Other Entity) including the dismissal of the Subsidiary's employees.

     In the event of a change of control of the Client Company the Contractor shall be entitled to a fee of L12,000, payable immediately. This fee is for the provision of Financial Services support in connection with the change of control, including the provision of additional accounting information and dealing with any changes to employees' contracts of employment. For these purposes, control of the Client Company means the holding of shares by a third party or group acting in concert, conferring in the aggregate 50% or more of the total voting rights conferred by all the shares in the capital of the Client Company for the time being in issue and conferring the right to vote on all resolutions passed at all general meetings.

7.   SHARE OPTIONS

     (a) The GM shall be entitled to an additional incentive from the Client Company in accordance with the following provisions of this paragraph 7.

     (b) The Client Company has on the date hereof reserved and/or granted options to the GM (the "Share Options") over 100,000 shares of common stock of the Client Company (the "Option Shares"), at an exercise price of C$0.95 per share, pursuant to the Client Company option plan (the "Scheme") and subject to the terms of a notice of grant of stock option entered into on the date hereof between the GM and the Client Company (the "Notice").

     (c) The GM's options will vest in accordance with the Scheme, and vested options may be exercised subject to the terms of the Scheme, so long as he or she remains the GM of the Subsidiary. There are no GM specific performance obligations (apart from the generally applicable obligations of the Scheme).

     (d)  The Client Company warrants and represents to the Contractor that:

          (i) it has full power and authority to grant the Share Options, which have been validly granted to the Contractor in accordance with the rules of the Scheme;

          (ii) it has all the necessary approvals and permits required by regulatory authorities having jurisdiction over the Scheme to grant the Share Options and to issue the Option Shares;

          (iii) it has, and will have when the Share Options are exercised, sufficient available authorised but unissued share capital with which to issue the Option Shares; and

          (iv) when exercised, the Option Shares will rank pari passu in all respects with the other shares of common stock of the Client Company.

          (v) In the event of a capital re-organisation of the Client Company the number of options and the exercise price thereof shall be amended accordingly.

     (e) Upon exercise of the Share Options by the GM, the Client Company shall endeavour to notify the Contractor thereof and provide such details as the Contractor may request in writing, to enable Contractor to calculate any liability it, (or during the term, which Subsidiary or Client Company) may have in respect of PAYE or employees' national insurance contributions or any equivalent or replacement taxes in connection with the exercise of the Share Options ("Option Tax Liability").

     (f) Notwithstanding anything else in this Agreement, so long as the Client Company has not acted with misconduct or in a grossly negligent manner in fulfilling its responsibilities under subparagraph (e) above, it shall bear no liability to Contractor with regard to any Option Tax Liability (and Contractor agrees to indemnify Client Company for any Option Tax Liability imposed upon it or the Subsidiary, and any associated costs and interest, in circumstances where the liability arose during the time period when General Manager was an employee of Contractor).

     (g) If Client Company changes the Scheme, so that it has the right to withhold the Option Tax Liability, and does so generally, then it will endeavour to do so on behalf of the Contractor with regard to the GM.

8.   PUBLIC OFFERING OF THE CLIENT COMPANY'S SHARES

     A. The Client Company undertakes that if, at any time during the term of this Agreement or within twelve months after its termination (other than a termination for cause), there is a public offering of shares in the Client Company, then,:

          (a) as an additional reward for the Contractor in performing the Professional Services, the Client Company shall use reasonable efforts to have the underwriters allocate to Contractor the right to participate in any such public offering of the Client Company's shares by subscribing up to US$500,000 for shares of common stock of the Client Company at the price at which those shares are offered pursuant to the public offering; and

          (b) it will notify the Contractor in good time and generally keep the Contractor fully informed of its intentions in connection with, and of any proposed, public offering of the Client Company's shares.

     B. Notwithstanding s.8.A., Contractor acknowledges that the allocation may be reduced without liability to Client Company, that there is no minimum allocation due to Contractor, and that the reductions may occur or restrictions may be imposed, among other reasons, due to Underwriters' cut backs and obligations imposed by Underwriters, Exchanges and Securities Regulators concerning the period of time shares must be held, and subject to the Delano's strategic decisions regarding allocations in order to achieve its then current goals.

                                   SCHEDULE C

                                   TERRITORY

     In this Agreement, Territory means Europe, Africa (other than South Africa) and the Middle East, subject to then prevailing export regulations in Canada, the United States or countries in which the Client Company resides. Territory specifically does not include Australia.

     Middle East means all Arab League countries, Turkey and Israel.

     Europe means the countries listed below, except to the extent that sales of the Client Company's products are prohibited in any of them pursuant to the laws of Canada or other jurisdiction applicable to the Client Company's operations.

------------------------------------------------------------------------
Albania                Gibraltar                Portugal
Andorra                Greece                   Romania
Armenia                Hungary                  Russia Federation
Austria                Iceland                  San Marino
Azerbaijan             Republic of Ireland      Serbia
Belarus                Italy                    Slovak Republic
Belgium                Kazakhstan               Slovenia
Bosnia                 Kyrgyzstan               Spain
Bulgaria               Latvia                   Sweden
Byclorussia            Liechtenstein            Switzerland
Croatia                Lithuania                Tajikstan
Cyprus                 Luxembourg               Turkey
Czech Republic         Macedonia                Turkmenistan
Denmark                Malta & Gozo             Ukraine
Estonia                Moldova                  United Kingdom
Federal Republic of    Monaco                   Uzabekistan
   Yugoslavia
Finland                The Netherlands          Vatican City State
France                 Norway
Germany                Poland
------------------------------------------------------------------------

                                   SCHEDULE D
                               DIRECT COMPETITORS

Direct competitors shall include:

     Message Media

     Octane Inc.

     Silknet Responsys

     And such other names as are added in accordance with the provisions of this Agreement.

Personal & Confidential

February 26, 1998

Bahman Koohestani

Dear Bahman

     On behalf of HERMOD Corp., I am pleased to offer employment to you in the
position of           in the position of Chief Technology Officer and Interim
President. I believe you will find this position challenging and rewarding, and that it will provide you with an opportunity for personal career development. The following are the terms and conditions of this offer of employment.

     This offer of employment is for an indefinite term, commencing on May 1, 1998. The salary will be $150,000 per annum, payable on a semimonthly basis by cheque. At a later date, we will be able to direct deposit to your financial institution.

     Additionally we will pay for one month's rental for a two bedroom apartment for the month of May, and will provide a reasonable sum towards moving costs from California to Toronto (which is non-recoverable assuming you do not resign within 6 months).

     You will be eligible to participate in the company's benefit programs generally applicable to employees, as they are implemented. As an initial employee, there is no probationary period to be completed.

     As an initial team member, you will be issued 3,700,000 common shares of the company, subject to the terms set out in the attached schedule "CONFIDENTIAL SUMMARY OF TRANSACTION". Your shares will be issued on closing, and held in escrow, vesting in 12 equal quarterly releases of 308,333.33 thereafter. (You acknowledge that an additional person may join, and that you may transfer up to 1,000,000 shares to him at nominal consideration, from your personal shareholding).

     You are entitled to three weeks vacation (exclusive of statutory or public holidays) each financial year, that leave to be prorated over any partial year of employment. Such vacation is to be taken at a time acceptable to the company subject to its operational requirements.

     The company reserves the right to reassign you to a comparable or senior position to that which this offer relates at any time and from time to time. Except as provided in this letter, the company reserves all managerial rights permitted by law with respect to the terms and conditions of your employment. Both the company and you agree that your role as president will be interim only, during the start up phase until the board hires a full time president and/or CEO. Your compensation as CTO will remain the same even after you cease to be president.

     Under our company policy we all employees must complete a 90 day probationary period of employment. At the end of this period, an evaluation of the employee's performance in the position will be made, and the results of this evaluation will be discussed with the employee. The company reserves the right to terminate an employee's employment at any time during the probation period without notice or pay in lieu thereof to the employee. However, as an initial team member, the company is waiving the probationary period.

     Performance appraisals and compensation review will be conducted on an annual basis.

     Should you elect to leave the employment of the company, you are requested to provide the company with at least one month's notice in writing.

     All employees of the company are required to sign a Confidentiality Agreement. A copy of this Agreement is enclosed for your review.

     The company has adopted a policy which prohibits smoking in all of its facilities and expects all employees to respect and comply with this policy.

     Except as modified by this letter, signing this letter signifies acceptance of the then current company policies from time to time.

     Please confirm your acceptance of this offer by returning a signed copy of this letter and confidentiality agreement to us no later than Friday March 6, 1998, after which it expires.

     The offer letter (and its attachments) are for your use only, in connection with your evaluation of our offer. Without limiting the foregoing, this letter is not to be provided, nor its contents disclosed, to any other party. We also ask that you not reveal our conversations to date or current interest. Any such disclosure will immediately terminate the effectiveness of this indication of interest.

     This offer letter is not intended to have any binding effect upon either party (with the exception of the confidentiality and exclusivity requirements). No such binding obligation will exist prior to finalization of the employment agreement and related corporate/shareholding documentation.

     If you have any further questions, please do not hesitate to contact me.

     We look forward to you joining the team.

Sincerely,

HERMOD Corp.

Dennis Bennie
CEO

     I have had an opportunity to review the offer letter and the confidentiality and transaction summary schedules. I have had an opportunity to obtain independent legal advice.


---------------------------------------     ------------------------------------
Bahman Koohestani                           March   , 1998
Signed in Acceptance of the Above Terms